Via Facsimile and U.S. Mail
Mail Stop 6010


      January 17, 2006



Mr. David Platt, Ph.D.
Chief Executive Officer
Pro-Pharmaceuticals, Inc.
189 Wells Avenue
Newton, Massachusetts 02459


Re:	Pro-Pharmaceuticals, Inc.
Form 10-K for the Fiscal Year Ended December 31, 2004
	Filed April 7, 2005
	File No. 000-31791


Dear Mr. Platt:

      We have completed our review of your Form 10-K and have no further comments at this time.


								Sincerely,



								Jim Atkinson
								Accounting Branch Chief
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